The Engraving Masters, Inc.

(A Development Stage Company)

Balance Sheet

as of

December 31, 2007

and

Statements of Operations,

Stockholders’ Equity

and

Cash Flows

For the year ended

December 31, 2007,

and

for the period

September 11, 2006 (Date of Inception)

through

December 31, 2007

MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

                   PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Engraving Masters, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of The Engraving Masters, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, since inception on September 11, 2006 through December 31, 2006 and from inception September 11, 2006 through December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Engraving Masters, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, since inception on September 11, 2006 through December 31, 2006 and from inception September 11, 2006 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred a net loss of $11,759 and has had no sales, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

April 10, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

FS1

The Engraving Masters, Inc.

(a Development Stage Company)

Balance Sheet

December 31,
2007
Assets

Current assets:
Cash	$ 30,736
Total current assets	30,736

$ 30,736

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 120
Total current assets	120

Stockholders' equity:
Common stock, $0.001 par value, 200,000,000 shares
authorized, 7,630,000 shares issued and	7,630
Additional paid-in capital	34,745
(Deficit) accumulated during development stage	(11,759)
30,616

$ 30,736

The accompanying notes are an integral part of these financial statements.

FS2

The Engraving Masters, Inc.

(a Development Stage Company)

Statements of Operations

	For the years ended		September 11, 2006
	December 31,		(Inception) to
	2007	2006	December 31, 2007

Revenue	$-	$-	$-

Expenses:
General and administrative expenses	8,297	3,462	11,759
Total expenses	8,297	3,462	11,759

(Loss) from continuing operations before income taxes	(8,297)	(3,462)	(11,759)

Provision for income taxes	-	-	-

Net (loss)	$(8,297)	$(3,462)	$(11,759)

Weighted average number of
common shares outstanding - basic and fully diluted	6,410,849	6,000,000

Net (loss) per share - basic and fully diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

FS3

The Engraving Masters, Inc.

(a Development Stage Company)

Statement of Stockholders’ Equity

				(Deficit)
			Additional	Accumulated	Total
	Common Stock		Paid-in	During	Stockholders’
	Shares	Amount	Capital	Stage	Equity

September 2006
Additional paid-in capital	-	$-	$175	$-	$175

September 2006
Additional paid-in capital	-	-	100	-	100

October 2006
Founders’ shares
issued for cash	6,000,000	6,000	4,000	-	10,000

Net (loss)
For the year ended
December 31, 2006	-	-	-	(3,462)	(3,462)

Balance, December 31, 2006	6,000,000	6,000	4,275	(3,462)	6,813

October 2007
Issued for cash	1,630,000	1,630	30,470	-	33,730

Net (loss)
For the year ended
December 31, 2007	-	-	-	(8,297)	(8,297)

Balance, December 31, 2007	7,630,000	$7,630	$34,745	$(11,759)	$30,616

The accompanying notes are an integral part of these financial statements.

FS4

The Engraving Masters, Inc.

(a Development Stage Company)

Statements of Cash Flows

	For the years ended		September 11, 2006
	December 31,		(inception) to
	2007	2006	December 31, 2007
Cash flows from operating activities
Net (loss)	$ (8,297)	$ (3,462)	$ (11,759)
Changes in operating assets and liabilities:
Increase in accounts payable	120	-	120
Net cash (used) by operating activities	(8,177)	(3,462)	(11,639)

Cash flows from financing activities
Donated capital	-	275	275
Issuances of common stock	32,100	10,000	42,100
Net cash provided by financing activities	32,100	10,275	42,375

Net increase in cash	23,923	6,813	30,736
Cash - beginning	6,813	-	-
Cash - ending	$ 30,736	$ 6,813	$ 30,736

Supplemental disclosures:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

FS5

The Engraving Masters, Inc.

(a Development Stage Company)

Notes

Note 1 - History and organization of the company

The Company was organized September 11, 2006 (Date of Inception) under the laws of the State of Nevada, as The Engraving Masters, Inc.  The Company is authorized to issue up to 200,000,000 shares of its common stock with a par value of $0.001 per share.

The business of the Company is to sell engraved awards and collectibles via the Internet.  The Company has limited operations and in accordance with Statement of Financial Accounting Standards No. 7 (SFAS #7), “Accounting and Reporting by Development Stage Enterprises,” the Company is considered a development stage company.

Note 2 - Accounting policies and procedures

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits.  For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.  There were no cash equivalents as of December 31, 2007 and 2006.

Revenue recognition

The Company recognizes revenue and gains when earned and related costs of sales and expenses when incurred.

Advertising costs

The Company expenses all costs of advertising as incurred.  There were no advertising costs included in selling, general and administrative expenses at December 31, 2007 and 2006.

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.  No such impairments have been identified by management at December 31, 2007 and 2006.

Loss per share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) “Earnings Per Share”.  Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.  The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2007 and 2006.

Reporting on the costs of start-up activities

Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.  SOP 98-5 is effective for fiscal years beginning after December 15, 1998.  With the adoption of SOP 98-5, there has been little or no effect on the Company’s financial statements.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2007 and 2006.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

FS6

The Engraving Masters, Inc.

(a Development Stage Company)

Notes

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

General and administrative expenses

The significant components of general and administrative expenses consists solely of legal and professional fees.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130, “Disclosures About Segments of an Enterprise and Related Information”. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends

The Company has not yet adopted any policy regarding payment of dividends.  No dividends have been paid or declared since inception.

Recent pronouncements

In June 2006, the Financial Accounting Standards Board (:FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarified the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of FIN 48 did not have a material impact on our balance sheet or statement of operations.

In September 2006, the Securities and Exchange Commission staff (“SEC”) issued SAB 108.  SAB 108 was issued to provide consistency to how companies quantify financial statement misstatements.  SAB 108 establishes an approach that requires companies to quantify misstatements in financial statements based on effects of the misstatement on both the consolidated balance sheet and statement of operations and the related financial statement disclosures.  Additionally, companies must evaluate the cumulative effect of errors existing in prior years that previously had been considered immaterial.  We adopted SAB 108 in connection with the preparation of our annual financial statements for the year ended December 31, 2007 and found no adjustments necessary.

Year end

The Company has adopted December 31 as its fiscal year end.

FS7

The Engraving Masters, Inc.

(a Development Stage Company)

Notes

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred a net loss of ($11,759) and had no sales for the period from September 11, 2006 (inception) to December 31, 2007.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities.  Management has plans to seek capital through a public offering of its common stock.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements do not include any adjustments that might arise from this uncertainty.

Note 4 - Income taxes

For the years ended December 31, 2007 and 2006, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2007 and 2006, the Company had approximately $11,759 and $3,462 of federal and state net operating losses. The net operating loss carryforwards, if not utilized, will begin to expire in 2026.

The components of the Company’s deferred tax asset are as follows:

	December 31
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$ 3,998	$ 1,177
Valuation allowance	(3,998)	(1,177)
Total deferred tax assets	$ -	$ -

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2007 and 2006.

Note 5 - Stockholders’ equity

The Company is authorized to issue 200,000,000 shares of its $0.001 par value common stock.

On September 14, 2006, the sole officer and director of the Company paid for expenses on behalf of the Company in the amount of $175.  The entire amount was donated, is not expected to be repaid and is considered to be additional paid-in capital.

On September 25, 2006, the sole officer and director of the Company donated cash in the amount of $100.  The entire amount is considered to be additional paid-in capital.

On October 5, 2006, the Company issued 6,000,000 shares of its no par value common stock as founders’ shares to an officer and director in exchange for cash in the amount of $10,000.

On October 10, 2007, the Company issued 1,630,000 shares of its par value common stock in a public offering for total gross cash proceeds in the amount of $32,600.  Total offering costs related to this issuance was $500.

As of December 31, 2007, there have been no other issuances of common stock.

FS8

The Engraving Masters, Inc.

(a Development Stage Company)

Notes

Note 6 - Warrants and options

As of December 31, 2007 and 2006, there were no warrants or options outstanding to acquire any additional shares of common stock.

Note 7 - Related party transactions

In September 2006, an officer, director and shareholder of the Compcany paid for incorporation expenses on behalf of the Company in the amount $175.  The full amount has been donated and is not expected to be repaid and is thus categorized as additional paid-in capital.

Also in, September 2006, an officer, director and shareholder of the Company donated cash in the amount of $100 to the Company.  The full amount has been donated and is not expected to be repaid and is thus categorized as additional paid-in capital.

In September 2007, the Company loaned an officer and director cash in the amount of $50.  The loan bore no interest and was payable on demand.  In October 2007, the loan was repaid in full.

The Company does not lease or rent any property.  Office services are provided without charge by an officer and director of the Company.  Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.  The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

FS9